FOR IMMEDIATE RELEASE


                                                 CONTACT:  Roy Estridge. EVP/CFO

                                                         Valley Commerce Bancorp

                                                                  (559) 622-9000



VALLEY COMMERCE BANCORP GROWS WITH

SOUTH VALLEY IN 3RD QUARTER 2005


VISALIA, Calif., October 21, 2005/ -- President and CEO Don Gilles today announced Valley Commerce Bancorp's results for the third quarter of 2005, highlighted by the Company's continued strong growth. Valley Commerce Bancorp is the parent of Valley Business Bank, which changed its name from Bank of Visalia in July 2005.

During the third quarter, the Company's total assets increased by $20 million or 10%, to $220 million at September 30, 2005. Net loans grew by $13 million during the quarter and total deposits grew by $8 million. During the 12 months ended September 30, 2005, total assets grew by $57 million or 35%, while total loans grew by $39 million or 36%, and total deposits grew by $35 million or 25%.

"The rapidly developing South San Joaquin Valley economy created significant opportunities for us to grow in 2005," stated Gilles. "While we continue to focus on building our core customer base of business owners and professionals, our construction and other real estate related financing have been our primary sources of asset growth in recent months."

The Company's consolidated third quarter 2005 earnings totaled $603,000, or $0.28 per share (fully diluted), compared to $782,000 or $0.51 per share, (as restated - see discussion below), for the third quarter of 2004. The difference in net income for the third quarter of 2005 compared to the same period in 2004 is primarily the result of the sale of a foreclosed property in September 2004. The sale resulted in the Company recognizing $423,000 in pretax interest and fees and $369,000 in pretax gain on sale of other real estate owned in the third quarter of 2004. The after tax effect of this was approximately $478,000. The decrease was mitigated by the overall increase in net interest income in the third quarter of 2005 compared to the same period in 2004.

For the nine months ended September 30, 2005 the Company's consolidated net income totaled $1,453,000, or $0.67 per share (fully diluted), compared to $1,323,000 or $0.86 per share, as restated, achieved in the comparable 2004 period. Net income increased primarily as a result of the increase in the net interest income of $1,708,000 even when considering the effect in 2004 of the sale of the foreclosed property discussed above.

The return on average assets for the nine-month periods ended September 30, 2005 and 2004 was 0.96% and 1.18%, as restated, respectively, while the returns on average equity was 9.54% and 15.34%, as restated, respectively. The decrease in ROA and ROE is primarily a result of the effect of the 2004 sale and the resulting gain of the foreclosed property discussed above.

Net interest income for the three- and nine-month periods ended September 30, 2005 was $2.6 million and $7.0 million, respectively, compared to $2.1 million and $5.3 million for the comparable 2004 periods. Net interest income for the 2004 periods included $423,000 of interest income recorded in the third quarter of 2004 that resulted from the collection of interest previously reversed related to the sale of other real estate noted above. Even when considering the effect in 2004 of the sale of the foreclosed property discussed above, net interest income increased $0.5 million, or 23%, on a quarter over quarter basis and $1.7 million, or 32% on a year to date basis. The increase in net interest income resulted from growth of interest-earning assets and higher loan yields attributable to the eight 25-basis point increases in the federal funds rate since September 30, 2004, and the related impact on market interest rates.

The Company's net interest margin on a fully tax equivalent basis for the third quarter of 2005 was 5.46% compared to 5.99% for the third quarter of 2004. On a year to date basis, the Company's net interest margin was 5.10% for the 2005 period compared to 5.21% for the 2004 period. The decrease is primarily a result of the effect of the recognition of the interest related to the sale of the foreclosed property in 2004 as discussed above.

Loan loss provisions for the three- and nine-month periods ended
September 30, 2005 were $157,000 and $369,000, respectively, while the loan loss provisions for the same periods in 2004 were $40,000 and $75,000, respectively. Loan loss provisions were substantially higher in 2005 due to the impact of the loan growth on the overall required level of the allowance. The allowance for loan losses totaled $1.77 million or 1.20% of total loans at September 30, 2005. This compared to $1.35 million or 1.25% of total loans at September 30, 2004 and $1.40 million or 1.21% at December 31, 2004.

The Company's net loan charge-offs for the three- and nine-month periods ended September 30, 2005 totaled $1,000. Net loan charge-offs for the same periods in 2004 were $0 and $111,000, respectively. Charge-offs recorded in 2004 included a $129,000 loan charge-off recorded in the second quarter related to the foreclosure of the real estate collateral discussed above.

Non-performing assets at September 30, 2005 totaled $24,000, which was equal to 0.02% of total loans. This compared to $81,000 or 0.07% of total loans, at December 31, 2004, and $527,000 or 0.49% of total loans, at September 30, 2004. Non-performing assets were comprised entirely of nonaccrual loans at each date. The decrease in non-performing assets during the 12 months ended September 30, 2005 was due to loan repayments.

Non-interest income earned during the three- and nine-month periods ended September 30, 2005 totaled $250,000 and $715,000, respectively. Non-interest income for the same periods in 2004 was $626,000 and $1.09 million, respectively. Non-interest income declined during the comparable period in 2005 as non-interest income generated in the third quarter of 2004 included a $369,000 gain on the sale of other real estate as previously discussed.

Non-interest expense during the three- and nine-month periods ended September 30, 2005 totaled $1.7 million and $5.0 million, respectively. Non-interest expense for the same periods in 2004 was $1.4 million and $4.1 million, respectively. The increase in non-interest expense was due primarily to increased employee costs associated with the Company's growth.

Valley Commerce Bancorp had 2,087,508 shares of common stock outstanding at September 30, 2005. The book value per share was $10.27 at September 30, 2005, compared to $8.62 at September 30, 2004. The increase in book value per share is primarily attributable to the $7.6 million in net proceeds from the issuance of 650,000 new common shares sold in December 2004 and January 2005 at $13.00 per share and the Company's earnings. As a result, the balance of stockholders' equity increased from $12.4 million at September 30, 2004 to $21.4 million at September 30, 2005.

RESTATEMENT OF 2004 FINANCIAL INFORMATION: The Company reported its third quarter 2004 results in a press release dated October 27, 2004. Third quarter 2004 net income was originally reported in the amount of $698,000, but was later restated to $782,000. This restatement resulted from a change in accounting for a collateral-dependent real estate loan and the foreclosure on the underlying collateral in the second quarter of 2004. The restatement caused the Company's second quarter net income to decrease, and its third quarter net income to increase, by $84,000 from the amounts originally reported for these periods.

OTHER INFORMATION: Valley Commerce Bancorp stock trades on NASDAQ's Over The Counter Bulletin Board under the symbol VCBP. Valley Business Bank, the wholly owned subsidiary of Valley Commerce Bancorp, is a commercial bank that commenced operations in 1996 under the name Bank of Visalia. Valley Business Bank operates through Business Banking Centers in Visalia and Fresno and has branch offices in Woodlake and Tipton. The Bank also operates a loan production office in Tulare. Additional information about Valley Business Bank is available from the Bank's website at http://www.valleybusinessbank.net.
           ---------------------------------

FORWARD-LOOKING STATEMENTS: In addition to historical information, this release includes forward-looking statements, which reflect management's current expectations for Valley Commerce Bancorp's future financial results, business prospects and business developments. Management's expectations for Valley Commerce Bancorp's future necessarily involve assumptions, estimates and the evaluation of risks and uncertainties. Various factors could cause actual events or results to differ materially from those expectations. The forward-looking statements contained herein represent management's expectations as of the date of this release. Valley Commerce Bancorp undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included herein to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events, except as otherwise mandated by regulatory authorities.

Condensed Consolidated
Balance Sheet                                                             As of September 30,                As of December 31,
(in Thousands) (Unaudited)
                                                                         2005             2004             2004             2003
Assets                                                                                 (restated)
Cash and Due from Banks                                              $     12,060     $     10,458     $      9,036     $     10,188
Federal Funds Sold                                                          3,865            7,615           17,750            1,765
Available-for-Sale Investment Securities                                   51,646           31,610           38,099           21,888
Loans (net)                                                               144,950          106,398          114,834          101,177
Bank Premises and Equipment (net)                                           1,134            1,058            1,034            1,007
Cash Surrender Value of Bank Owned Life Insurance                           2,755            2,651            2,677            1,579
Other Assets                                                                3,493            3,318            2,577            2,007
------------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                         $    219,903     $    163,108     $    186,007     $    139,611
------------------------------------------------------------------------------------------------------------------------------------

Liabilities & Equity
Non-Interest Bearing Deposits                                        $     69,766     $     48,878     $     58,394     $     39,805
Interest Bearing Checking                                                  61,981           50,528           54,689           46,536
Time Deposits                                                              42,533           39,750           43,341           33,327
------------------------------------------------------------------------------------------------------------------------------------
Total Deposits                                                            174,280          139,156          156,424          119,668
Short - Term Debt                                                          10,955
Long -Term Debt                                                             9,186            6,777            9,322            5,192
Junior Subordinated Deferrable Interest
    Debentures                                                              3,093            3,093            3,093            3,093
Other Liabilities                                                             959            1,685              835              638
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities                                                         198,473          150,711          169,674          128,591
Shareholders' Equity                                                       21,430           12,397           16,333           11,020
------------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES & EQUITY                                           $    219,903     $    163,108     $    186,007     $    139,611
------------------------------------------------------------------------------------------------------------------------------------
Condensed Consolidated
Statement of Income
(in Thousands) (Unaudited)                                         Nine Months Ended September 30,  Three Months Ended September 30,
                                                                         2005             2004             2005             2004
                                                                                       (restated)                        (restated)
Interest Income                                                      $      8,846     $      6,408     $      3,344     $      2,544
Interest Expense                                                            1,856            1,126              706              403
------------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                         6,990            5,282            2,638            2,141
Provision for Loan Losses                                                     369               75              157               40
------------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER                                                   6,621            5,207            2,481            2,101
    PROVISION FOR LOAN LOSSES
Noninterest Income                                                            715            1,087              250              626
Noninterest Expenses                                                        4,963            4,128            1,741            1,442
------------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                                  2,373            2,166              990            1,285
Income Taxes                                                                  920              843              387              503
------------------------------------------------------------------------------------------------------------------------------------

NET INCOME                                                           $      1,453     $      1,323     $        603     $        782
------------------------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE - BASIC                                           $       0.71     $       0.92     $       0.29     $       0.54
------------------------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE - DILUTED                                         $       0.67     $       0.86     $       0.28     $       0.51
------------------------------------------------------------------------------------------------------------------------------------
SHARES OUTSTANDING - END OF PERIOD                                          2,088            1,438            2,088            1,438
------------------------------------------------------------------------------------------------------------------------------------
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